EX-10.3

BANCO POPULAR

April 30, 2002

Mr. James F. Callahan

Corporate Controller

Wallace International de Puerto Rico, Inc.

175 McClellan Highway

East Boston, Massachusetts 02128

VIA FACSIMILE (617) 568-1370

Dear Mr. Callahan:

Please be advised that Wallace International de Puerto Rico, Inc. has authorized line of credit with Banco Popular de Puerto Rico for the amount of One million dollars ($1,000,000).  This facility bears interest at a floating rate per annum equal to the sum of the Index Rate plus one hundred (100) basis points.  It is required an annual clean up to fifteen (15) calendar days during each approval period.  The expiration date for this line is March 15, 2003.

Please be advised that the current Line of Credit Agreement with amendments and guarantees will continue in full force and effect.

We trust this information is useful to you.

Sincerely,

/s/ Joffre Gomez
Credit & Commercial Relationships Officer
Mayaguez Commercial Banking Center